Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Salient Alternative Strategies I Fund:

We consent to the use of our reports dated March 1, 2013 on the financial statements of Salient Alternative Strategies I Fund and Salient Alternative Strategies Master Fund, included herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

April 25, 2013